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Exhibit 10.1

GTJ REIT, INC.
2017 INCENTIVE AWARD PLAN
______________________

Section 1.	Purpose.

The purpose of the GTJ REIT, Inc. 2017 Incentive Award Plan (the “Plan”) is to provide an additional incentive for Directors, Key Employees and Consultants to further the growth, development and financial success of the Company and to enable the Company to attract and retain the services of Directors, Key Employees and Consultants considered essential to the long range success of the Company, in each case by offering them an opportunity to own Common Stock in the Company through the receipt of Awards.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, a Stock Award, a Stock Unit Award or an SAR Award.

2.2“Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement, Stock Unit Award Agreement or SAR Award Agreement evidencing an Award granted under the Plan.

2.3“Board” means the Board of Directors of the Company.

2.4“Change in Control” has the meaning set forth in Section 9.2 of the Plan.

2.5“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan.

2.7“Common Stock” means the Common Stock, par value $.0001 per share, of the Company.

2.8“Company” means GTJ REIT, Inc., a Maryland corporation.

2.9“Consultant” means a natural person who provides bona fide services to the Company or a Subsidiary and whose services are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.10“Director” means a director of the Company who is not an employee of the Company or a Subsidiary.

2.11“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.12“Fair Market Value” means, as of any date, the price of a share of Common Stock as determined in good faith by the Committee.

2.13“Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.14“Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3.

2.15“Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.

2.16“Participant” means a Key Employee, Director or Consultant selected to receive an Award under the Plan.

2.17“Plan” means this GTJ REIT, Inc. 2017 Incentive Award Plan.

2.18“Stock Appreciation Right” or “SAR” means a grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.

2.19“Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.

2.20“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.

2.21“Stock Unit Award” means a grant of a right to receive shares of Common Stock or cash under Section 7 of the Plan.

2.22“Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

Section 3.	Awards and Administration.

3.1Awards to Directors.

The Board, in its sole discretion, shall determine the Awards to be granted to Directors, including the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards.  The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

3.2Awards to Key Employees and Consultants.

(a)The Committee, in its sole discretion, shall determine the Key Employees and Consultants to whom, and the time or times at which, Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards.  The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b)To the extent permitted by applicable law or regulation, the Committee may delegate to the Chief Executive Officer of the Company its authority to grant Awards to Key Employees and to determine the terms and conditions thereof, on such terms and conditions as it may impose, provided that such delegation sets forth the time period during which the Awards may be granted and the number of Awards that may be granted during such time period.

3.3Administration.

(a)Subject to Section 3.1, the Plan shall be administered by the Committee, which shall be comprised of two or more Directors, at least two of which satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act and the “outside director” definition under Section 162(m) of the Code and the regulations thereunder, unless the Board otherwise determines.  Notwithstanding the foregoing, references to “Committee” in the context of determining Awards granted to Directors shall mean the Board.

(b)The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable.  Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(c)No member of the Board or the Committee (or the Chief Executive Officer, to the extent he acts pursuant to the authority delegated to him pursuant to Section 3.2(b)) shall be liable for any action taken or determination made hereunder in good faith.  Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.4Performance Goals.

(a)The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to:  (i) net income, (ii) pre-tax income, (iii) operating income, (iv) cash flow, (v) earnings per share, (vi) return on equity, (vii) return on invested capital or assets, (viii) cost reductions or savings, (ix) adjusted funds from operations, (x) appreciation in the Fair Market Value of Common Stock, (xi) completions of acquisitions or business expansion, (xii) debt reduction and (xiii) earnings before any one or more of the following items: interest, taxes, depreciation or amortization.  Performance goals shall be determined in accordance with generally accepted accounting principles, and they may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses) as may be determined by the Committee).  Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee.  Performance goals may be particular to one or more lines of business, divisions, operating units or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b)With respect to each performance period, the Committee shall establish such performance goals relating to one or more of the business criteria identified above and shall establish targets for Participants for achievement of performance goals.  Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

3.5Award Agreements.

(a)Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award.  In the sole discretion of the Committee, the Award Agreement for a Participant who is a Key Employee or Consultant may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company:  (i) an agreement not to compete with the Company and its Subsidiaries or solicit employees of the Company or its Subsidiaries, which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (ii) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (iii) an agreement to retain the confidentiality of certain information.  Such agreements may contain such other terms and conditions as the Committee shall determine.

(b)If the Participant shall fail to enter into any such agreement at the request of the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

Section 4.	Shares of Common Stock Subject to Plan.

4.1Number of Shares.

(a)The total number of shares of Common Stock that may be issued under the Plan shall be 2,000,000. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

(b)The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or of any withholding taxes, shall not again be available for issuance pursuant to subsequent Awards, and shall count towards the aggregate number of shares of Common Stock that may be issued under the Plan.  Any shares of Common Stock purchased by the Company with proceeds from a Stock Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of shares that may be issued under the Plan and shall not increase the number of shares available under the Plan.

(c)If there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason, or if shares of Common Stock are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof, the shares of Common Stock subject to such Award or reacquired by the Company shall again be available for issuance pursuant to subsequent Awards and shall not count towards the aggregate number of shares of Common Stock that may be issued under the Plan.

4.2Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a)The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in any calendar year is 200,000, or, in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the SAR is settled, except that the maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in the calendar year in which such Key Employee begins employment with the Company or its Subsidiaries is 300,000, or, in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the SAR is settled.

(b)The maximum number of shares of Common Stock that may be used for Stock Awards and/or Stock Unit Awards that are intended to qualify as “performance-based” in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any calendar year is 250,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(c)The maximum number of shares of Common Stock that may be subject to Stock Options (ISOs and/or NSOs) is 2,000,000.

(d)The Fair Market Value of shares of Common Stock that may be subject to Awards granted to any Director in any calendar year, together with the cash compensation paid to such Director in such calendar year, shall not exceed $150,000.

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan.  Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or SARs or the price of Stock Awards or Stock Unit Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5.	Grants of Stock Options.

5.1Grant.

Subject to the terms of the Plan, the Committee may from time to time grant Stock Options to Participants.  Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be NSOs.  Stock Options granted under the Plan to Directors or Consultants will be NSOs.

5.2Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan; provided, however, that no Stock Option shall be credited with any  amounts equal to dividends and other distributions that a Participant would have received had he held the shares of Common Stock subject to an unexercised Stock Option.

5.3Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a)The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted.

(b)Each Stock Option shall become exercisable as provided in the related Stock Option Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date fixed by the Committee in the Stock Option Agreement, which shall not be later than ten years after the date of grant; provided however, if a Participant is unable to exercise a Stock Option because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

5.4Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a)The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000.  If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b)Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c)No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by shareholders of the Company.

5.5Exercise of Stock Options.

(a)A Participant entitled to exercise a Stock Option may do so by delivering written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe.  All notices or requests provided for herein shall be delivered to the Chief Financial Officer of the Company.

(b)The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i)in cash;

(ii)in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii)by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option having an aggregate Fair Market Value equal to the exercise price;

(iv)by delivering previously acquired shares of Common Stock that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

(v)by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

Section 6.	Stock Awards.

6.1Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Committee deems appropriate.

6.2Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific rules:

(a)The related Stock Award Agreement shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in the related Stock Award Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Except as provided in this subsection (c) and unless otherwise set forth in the related Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a shareholder with respect to such shares and shall have the rights of a shareholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares; provided the Committee shall have the discretion to have the Company accumulate and hold such dividends or distributions and to pay the same to the Participant only when the restrictions lapse.  In either case, any such dividends or other distributions held by the Company attributable to the portion of a Stock Award that is forfeited shall also be forfeited.

(d)The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of any certificate representing shares of Common

Stock subject to Stock Awards until all of the restrictions imposed under the Award Agreement with respect to such shares have lapsed.  In order to enforce the restrictions imposed upon Stock Awards, the Committee shall cause a legend to be placed on certificates representing all shares of Common Stock subject to Stock Awards, which legend shall make appropriate reference to the restrictions imposed thereby.

(e)A Participant may not make an election under Section 83(b) of the Code with respect to any shares subject to the Stock Award without the consent of the Company, which the Company may grant or withhold in its sole discretion.

Section 7.	Stock Unit Awards.

7.1Grant.

The Committee may, in its discretion, grant Stock Unit Awards to any Participant.  Each Stock Unit subject to the Award shall entitle the Participant to receive, on the date or the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Award Agreement, a share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event as provided in the related Stock Unit Award Agreement.

7.2Stock Unit Agreement.

Each Stock Unit Award shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Unit Award Agreement and the following specific rules:

(a)The related Stock Unit Agreement shall specify such provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)The restrictions to which the shares of Stock Units awarded hereunder are subject shall lapse as provided in the related Stock Unit Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Except as provided in this subsection (c) and unless otherwise set forth in the related Stock Unit Agreement, the Participant receiving a Stock Unit Award shall have no rights of a shareholder, including voting or dividends or other distributions rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. The related Stock Unit Award Agreement may provide that until the Stock Units are settled in shares or cash, the Participant shall receive on each dividend or distribution payment date applicable to the Common Stock an amount equal to the dividends or other distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock; provided that the Committee shall have the discretion to have the Company accumulate and hold such amounts and to pay the same to the Participant only when the restrictions lapse.  In either case, such amounts held by the Company attributable to the portion of the Stock Unit Award that is forfeited shall also be forfeited.

Section 8.	SARs.

8.1Grant.

The Committee may grant SARs to Participants.  Upon exercise, an SAR entitles the Participant to receive from the Company the number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised.  The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligations arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.  Cash shall be delivered in lieu of any fractional shares.  The terms and conditions of any such Award shall be determined at the time of grant.

8.2SAR Agreement.

(a)Each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the SAR exercise price, expiration date of the SAR, the number of shares of Common Stock to which the SAR pertains, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan; provided, however, that no SAR shall be credited with any  amounts equal to dividends and other distributions that a Participant would have received had he held the shares of Common Stock subject to an unexercised SAR.

(b)The per Share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted.

(c)Each SAR shall expire and all rights thereunder shall cease on the date fixed by the Committee in the related SAR Agreement, which shall not be later than the ten years after the date of grant; provided however, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

(d)Each SAR shall become exercisable as provided in the related SAR Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(e)A person entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Committee may prescribe.  As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Participant an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares it would otherwise be obligated to deliver.

Section 9.	Change in Control.

9.1Effect of a Change in Control.

(a)Notwithstanding any of the provisions of the Plan or any outstanding Award Agreement, upon a Change in Control of the Company (as defined in Section 9.2), the Committee is authorized and has sole discretion to provide that (i) all outstanding Awards shall become fully exercisable, (ii) all restrictions applicable to all Awards shall terminate or lapse and (iii) performance goals applicable to any Awards shall be deemed satisfied at the highest level, as applicable, in order that Participants may fully realize the benefits thereunder.

(b)In addition to the Committee’s authority set forth in Section 3, upon such Change in Control of the Company, the Committee is authorized and has sole discretion as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions:  (i) provide for the purchase of any outstanding Stock Option or SAR, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (iii) cause any such Award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

9.2Definition of Change in Control.

“Change in Control” of the Company shall be deemed to have occurred if at any time during the term of an Award granted under the Plan any of the following events occurs:

(a)any person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) beneficial ownership of the Company’s Common Stock possessing 50% or more of the total voting power of the Common Stock of the Company (“person” and “beneficial ownership” being defined in Rule 13d-3 under the Exchange Act);

(b)a majority of the members of the Board are replaced during any 12-month period with directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(c)any consolidation or merger of the Company or any Subsidiary that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% percent of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or

(d)the sale, lease, exchange or transfer of all or substantially all of the Company’s assets to an unaffiliated entity.

Section 10.	Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company shall require the Participant to pay the Company an amount equal to the minimum amount for federal, state, local or foreign taxes required to be withheld, and in the Company’s sole discretion, the Company may permit the Participant to pay the Company up to the maximum statutory rate of applicable withholding.  The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a)in cash;

(b)in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c)by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld;

(d)by delivering previously acquired shares of Common Stock of the Company that have an aggregate Fair Market Value equal to the amount required to be withheld; or

(e)by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 11.	Stock Certificates.

Once a Participant becomes entitled to receive unrestricted shares of Common Stock in connection with an Award under the Plan, the Company shall either issue, in the name of the Participant, stock certificates representing the total number of such shares, or in lieu of issuing stock certificates, reflect the issuance of such shares on a non-certificated basis, with the ownership of such shares evidenced solely by book entry in the records of the Company’s transfer agent.

Section 12.	Postponement.

The Board may postpone any grant or settlement of an Award or exercise of a Stock Option or SAR for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:  (a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including  upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction; or (b)

to determine that such shares of Common Stock and the Plan are exempt from such registration; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 13.	Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than: (a) by will or by the laws of descent and distribution; (b) pursuant to the terms of a domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or (c) as permitted by the Committee with respect to a NSO transferable by the Participant during his or her lifetime.  In each case, the transfer shall be for no value, and the other terms and conditions applicable to the transferability of the Award shall be established by the Committee.

Section 14.	Termination or Amendment of Plan and Award Agreements.

14.1Termination or Amendment of Plan.

(a)Except as described in Section 14.3 below, the Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders of the Company, unless such approval is required by applicable law or regulation.  No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law or regulation.  Subject to the foregoing, the Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b)The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

14.2Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law or regulation.

14.3No Repricing of Stock Options.

Notwithstanding the foregoing, and except as described in Section 4.3, there shall be no amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs without shareholder approval.  For this purpose repricing includes a reduction in the exercise price of the Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Options or SARs, Stock Awards or any other consideration provided by the Company, but does not include any adjustments described in Section 4.3.

Section 15.	No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 16.	Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Maryland, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 17.	Restrictions on Awards.

This Plan shall be interpreted and construed in a manner consistent with the Company's intended status as a real estate investment trust ("REIT"), within the meaning of Sections 856 through 860 of the Code. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not vest, or be exercisable, distributable or payable:

(a)to the extent such Award could cause the Participant to own more than five percent of the outstanding shares of Common Stock; or

(b)if, in the discretion of the Committee, such Award could impair the Company's status as a REIT.

Section 18.	Effective Date and Term of Plan.

18.1Effective Date.

(a)The Plan has been adopted by the Board, and is effective, as of April 24, 2017, subject to the approval of the Plan by the shareholders of the Company at the Company’s annual meeting of shareholders held on June 8, 2017 and any adjournment or postponement thereof.

(b)In the event the Plan is not approved by shareholders of the Company at its 2017 annual meeting, (i) the Plan shall have no effect, and (ii) any Awards granted on or after April 24, 2017 shall be cancelled.

18.2Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the 10th anniversary of the Plan’s effective date set forth in Section 18.1(a) above.